SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement        [ ]  Confidential, for use of the
                                             Commission (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive proxy statement only

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

________________________Photronics, Inc._________________________
                      (Name of Registrant as specified in Its Charter)
_________________________________________________________________
             (Name of Person[s] Filing Proxy Statement, if other than the
              Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      (1)  Title of each class of securities to which transaction applies:
___________________________________________________________________
      (2)  Aggregate number of securities to which transaction applies:
___________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
           (Set forth the amount on which the filing fee is calculated and state how it was determined.):
___________________________________________________________________
      (4)  Proposed maximum aggregate value of transaction:
___________________________________________________________________
      (5)  Total fee paid:
___________________________________________________________________
[  ]  Fee paid previously with preliminary materials.
___________________________________________________________________
[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)  Amount previously paid:
___________________________________________________________________
      (2)  Form, schedule or registration statement number:
___________________________________________________________________
      (3)  Filing party:
___________________________________________________________________
      (4)  Date filed:
___________________________________________________________________

                           PHOTRONICS, INC.
                       1061 East Indiantown Road
                        Jupiter, Florida  33477
                            (561) 745-1222


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON APRIL 4, 2000


                             -------------


TO THE SHAREHOLDERS OF PHOTRONICS, INC.



     Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at The Inn at Ethan Allen, 21 Lake Avenue Extension, Danbury, Connecticut, 06811, on April 4, 2000, at 10:00 a.m. local time, for the following purposes:


1) To elect five (5) members of the Board of Directors, each to serve until the next annual meeting;

2)  To approve the Photronics, Inc. 2000 Stock Plan;


3) To ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of Photronics, Inc. for the 2000 fiscal year ; and

4) To transact such other business as may properly come before the meeting or any adjournments thereof.


     The Board of Directors has fixed February 17, 2000 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


                                   By Order of the Board of Directors


                                            Jeffrey P. Moonan
                                                Secretary



March 3, 2000

                            PHOTRONICS, INC.
                       1061 East Indiantown Road
                        Jupiter, Florida  33477
                             (561) 745-1222

-------------------------------------------------------------------------

                            PROXY STATEMENT

                For the Annual Meeting of Shareholders
                     to be held on April 4, 2000

                          GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Photronics, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on April 4, 2000, at 10:00 a.m. local time at The Inn at Ethan Allen, 21 Lake Avenue Extension, Danbury, Connecticut, 06811, or any adjournments or postponements thereof (the "Annual Meeting"). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about March 3, 2000.


VOTING BY PROXY

     The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company's common stock ("Common Stock") represented by such proxies for the election as directors of the Company of those persons named as management's nominees; for the approval of the Photronics, Inc. 2000 Stock Plan; for the ratification of Deloitte & Touche LLP as independent certified public accountants of the Company for the 2000 fiscal year; and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 1061 East Indiantown Road, Jupiter, Florida 33477, Attention: Jeffrey P. Moonan. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

     Only shareholders of record at the close of business on February 17, 2000 are entitled to notice of and to vote at the Annual Meeting. As of February 17, 2000, there were 24,118,069 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Unless otherwise noted in this proxy statement, all matters to come before the Annual Meeting that are listed in the Notice of Meeting require, to be approved, the affirmative vote of a majority of those shares, present in person or by proxy and voting at the Annual Meeting, assuming that a quorum is present. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

                           OWNERSHIP OF COMMON
                       STOCK BY DIRECTORS, NOMINEES,
                 OFFICERS AND CERTAIN BENEFICIAL OWNERS

     To the best knowledge of the Company based on information filed with the Securities and Exchange Commission ("SEC") and the Company's stock records, the following table sets forth the beneficial ownership of the Common Stock as of February 1, 2000, by
(i) beneficial owners of more than five percent of the Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each executive officer named in the summary compensation table set forth below, and (v) all directors and executive officers of the Company as a group.


 Name and Address            Amount and Nature of      Percentage
of Beneficial Owner         Beneficial Ownership(1)     of Class

Robert J. Bollo                      58,410  (2)            *
 1061 East Indiantown Road
 Jupiter, FL  33477

Walter M. Fiederowicz                61,580  (2) (3)        *
 39 Painter Hill Road
 Woodbury, CT  06798

Joseph A. Fiorita, Jr.               49,650  (2) (4)        *
 146 Deer Hill Avenue
 Danbury, CT  06810

Constantine S. Macricostas        2,993,742  (2) (5)     12.5
 1061 East Indiantown Road
 Jupiter, FL  33477

Macricostas Partners, L.P.        2,280,000               9.5
 1122 Bel Air
 Allen, Texas  75013

Name and Address            Amount and Nature of      Percentage
of Beneficial Owner         Beneficial Ownership(1)     of Class


Willem D. Maris                           0                 *
 De Run 1110
 5503 La Veldhoven
 The Netherlands

Jeffrey P. Moonan                   152,834  (2)            *
 1061 East Indiantown Road
 Jupiter, FL  33477

James R. Northup                     91,435  (2)            *
 1061 East Indiantown Road
 Jupiter, FL 33477

Michael J. Yomazzo                  454,584  (2) (6)       1.8
 1061 East Indiantown Road
 Jupiter, FL 33477

Massachusetts Financial           1,551,804  (7)           6.4
 Services Company
 500 Boylston Street
 Boston, MA 02116

Directors and Executive           3,862,235  (8)          15.7
  Officers as a group
 (seven persons)

-------------
 *  Less than 1%
-------------

(1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

(2) Includes shares of Common Stock subject to stock options exercisable as of April 1, 2000 as follows: Mr. Bollo (58,125); Mr. Fiederowicz (32,750); Mr. Fiorita (32,750); Mr. Macricostas (76,250); Mr. Northup (90,500); Mr. Yomazzo (236,550); and Mr. Moonan (130,000). Also
     includes shares subject to forfeiture under restricted stock award grants as follows: Mr. Fiederowicz (5,000) and Mr. Fiorita (5,000).

(3) Includes 12,050 shares owned by the wife of Mr. Fiederowicz and 800 shares owned by his child, as to which shares he disclaims beneficial ownership.

(4) Includes 300 shares owned by the wife of Mr. Fiorita, as to which shares he disclaims beneficial ownership.

(5) Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

(6) Includes 46,000 shares held by the wife of Mr. Yomazzo as to which shares he disclaims beneficial ownership. Also includes 86,000 shares owned by Yomazzo Associates Limited Partnership of which Mr. Yomazzo is a general partner and a limited partner. Mr. Yomazzo disclaims beneficial ownership of those shares not represented by his ownership interests.

(7) In a Schedule 13G dated February 11, 2000 filed with the SEC, Massachusetts Financial Services Company reported that of the 1,551,804 shares of Common Stock that it beneficially owns, it has sole voting power with respect to 1,233,104 shares and has sole dispositive power with respect to all shares.

(8)  Includes the shares listed in notes (2), (3), (4), (5), and (6) above.

                              ITEM 1
                       ELECTION OF DIRECTORS

     A board of five directors is to be elected at the Annual Meeting to serve until the 2001 annual meeting of shareholders and until their successors are elected and qualified. The names of, and certain information with respect to, the nominees for election as directors are set forth below and were furnished to the Company by the nominees.

     If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

     The Company, AL Acquisition Corp., a wholly-owned subsidiary of the Company, and Align-Rite International, Inc. ("Align-Rite") entered into an Agreement and Plan of Merger dated as of September 15, 1999, as amended, pursuant to which the Company proposes to acquire Align-Rite in a merger transaction (the "Merger"). In connection with the Merger, the Company agreed to nominate James L. MacDonald, the Chairman, Chief Executive Officer and President of Align-Rite, for election to the Company's Board of Directors. However, Mr. MacDonald's nomination for election to the Board is contingent upon the consummation of the Merger, and as of the date of this proxy statement, the Merger has not been consummated. As such, Mr. MacDonald is not a nominee for election at the Annual Meeting, but the Board of Directors intends to elect Mr. MacDonald to the Board after the Annual Meeting, if the Merger has been consummated. Mr. MacDonald would serve as a director until the 2001 annual meeting of shareholders and the election and qualification of his successor.

Nominees to be elected by the shareholders:

                                Director
     Name and (Age)               Since  Position with the Company

Walter M. Fiederowicz(1)......... 1984   Director
      (53 years)

Joseph A. Fiorita, Jr.(1)........ 1987   Director
      (55 years)

Constantine S. Macricostas....... 1974   Chairman of the Board
      (64 years)

Willem D. Maris .................. (2)   Director Nominee
      (60 years)

Michael J. Yomazzo................1977   Vice Chairman of the Board
      (57 years)
--------------
(1) Member of the Audit Committee and the Compensation Committee.
(2) Mr. Maris has been nominated for the first time for election as a director.
--------------

     In addition to the information set forth in the table above, the following provides certain information about each director and nominee for election, including his principal occupation for at least the past five years.

     Walter M. Fiederowicz has been a private investor and consultant since August 1997. From April 1997 until August 1997, he served as the President and Chief Executive Officer of WorldCorp., Inc., the holding company of World Airways, Inc., a provider of long-range passenger and cargo air transportation services to major airlines, and of InteliData Technologies Corporation, a provider of caller identification based telecommunications devices, smart telephones and on-line electronics information services. Mr. Fiederowicz served as Chairman of Colonial Data Technologies Corp., a distributor of telecommunications equipment which subsequently merged into InteliData Technologies Corporation, from August 1994 to March 1996. From January 1991 until July 1994, he held various positions, including Executive Vice President and Chairman and served as a director of Conning and Company (the parent company of an investment firm). He also serves as Chairman of the Board of Meacock Capital, PLC, an investment vehicle for the Lloyd's insurance market. Mr. Fiederowicz serves as a director of First Albany Companies, Inc., the parent of a broker-dealer, and of Compensation Value Alliance, Inc., a provider of workers' compensation-related services.

     Joseph A. Fiorita is a partner in Fiorita, Kornhaas and Van
Houten, P.C., the independent certified public accountants for the Company from May 1973 through October 1984.

     Constantine S. Macricostas is Chairman of the Company, and served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas also serves as a director of Nutmeg Federal Savings and Loan Association, and the DII Group, Inc., a provider of integrated electronic manufacturing products and services.

     Willem D. Maris was President and Chief Executive Officer of ASM Lithography Holding N.V. ("ASML") from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops, manufactures, markets and services advanced lithography projection systems for the fabrication of integrated circuits. Mr. Maris has an extensive background in the semiconductor industry, having served in management and other positions in the integrated circuit division of Koninklijke Philips Electronics N.V. from 1964 until joining ASML in 1990. He is a director of MEMC Electronic Materials, Inc., a company that produces silicon wafers used to manufacture semiconductors, and he is a member of the supervisory board of Detron Group N.V., a telecommunications company in the Netherlands.

     Michael J. Yomazzo has served as Vice Chairman of the Company since January 1, 1999. He served as Chief Executive Officer of the Company from August 1997 until December 31, 1998 and as President from January 1994 until December 31, 1998. From November 1990 until January 1994, he served as Executive Vice President and from July 1989 until November 1990, he served as Senior Vice President - Finance and Planning. Mr. Yomazzo is a director of NMBT Corp., the bank holding company of New Milford Bank and Trust Company.


                MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors met seven (7) times during the 1999 fiscal year. During fiscal 1999, each director attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

     The Company has an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. The Audit Committee held four
(4) meetings during the 1999 fiscal year. The Compensation Committee's functions include establishing compensation for the executive officers of the Company and administration of the Company's stock plans. The Compensation Committee held five (5) meetings during the 1999 fiscal year. The Company does not have a nominating committee.

                     EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company for services rendered for each of the three fiscal years during the period ended October 31, 1999 to each of the individuals who served (i) as the Chief Executive Officer, or in a similar capacity, during the 1999 fiscal year, and
(ii) each executive officer of the Company who served as of October 31, 1999 and whose cash compensation exceeded $100,000 (such executives are collectively referred to as the "Named Executives").

               SUMMARY COMPENSATION TABLE
:-------------------------------:---------------:------------------:-------:
:                               :    Annual     :     Long-Term    :       :
:                               : Compensation  :   Compensation   :  All  :
:                               :-------:-------:------------------: Other :
:                               :       :       :      Awards      : Comp- :
:                               :       :       :----------:-------: ensa- :
:                               :       :       :Restricted: Stock : tion  :
:Name/Principal Position    Year:Salary : Bonus :  Stock   :Options:  ($)  :
:                               :  ($)  :  ($)  :   ($)    :  (#)  :  (1)  :
:-------------------------------:-------:-------:----------:-------:-------:
:Constantine S. Macricostas 1999:181,836:      0:    0     :    0  : 78,200:
:Chairman (2)               1998:295,000:  5,673:    0     :  5,000: 79,992:
:                           1997:329,250:354,250:    0     :    0  : 79,750:
:                               :       :       :          :       :       :
:Michael J. Yomazzo         1999:189,529:      0:    0     :    0  : 57,841:
:Vice Chairman (2)          1998:325,000: 31,250:    0     :165,000: 60,042:
:                           1997:277,290:302,290:    0     :    0  : 60,196:
:                               :       :       :          :       :       :
:James R. Northup           1999:253,470:      0:    0     :    0  : 25,729:
:President (2)(3)               :       :       :          :       :       :
:                               :       :       :          :       :       :
:Jeffrey P. Moonan          1999:232,171:      0:    0     :    0  : 25,915:
:Executive Vice President,  1998:176,283: 23,393:    0     : 25,000: 26,035:
:General Counsel and        1997:169,628:189,628:    0     :    0  : 25,890:
:Secretary (2)                  :       :       :          :       :       :
:                               :       :       :          :       :       :
:Robert J. Bollo            1999:150,939:      0:    0     :  7,500:  3,019:
:Vice President/Finance     1998:150,480: 22,896:    0     :    0  :  3,010:
:and Chief Financial        1997:133,421:126,673:    0     :    0  :  2,663:
:Officer                        :       :       :          :       :       :
:-------------------------------:-------:-------:----------:-------:-------:

(1) Represents (i) premiums paid on life insurance policies owned by each of the Named Executives or his designee, except for Mr. Bollo, as to which the Company shall be entitled to be repaid unless the respective individual satisfies certain length of service requirements; and (ii) matching contributions made by the Company pursuant to the Company's 401(k) Savings and Profit Sharing Plan. The amount of premiums paid in the 1999 fiscal year were as follows: Mr. Macricostas $75,000; Mr. Yomazzo $55,000; Mr. Northup $22,500; and Mr. Moonan $22,500. The matching 401(k) contributions made during fiscal year 1999 were as follow: Mr. Macricostas, $3,200; Mr. Yomazzo, $2,841; Mr. Northup, $3,229; Mr. Moonan, $3,415; and Mr. Bollo, $3,019.

(2) Mr. Macricostas served as Chief Executive Officer until August 15, 1997 and Mr. Yomazzo served as Chief Executive Officer from August 15, 1997 until December 31, 1998. Effective January 1, 1999, the Board of Directors created the Office of the Chief Executive. In connection with this, Mr. Yomazzo was elected Vice Chairman, and Messrs. Northup and Moonan were promoted to President and Executive Vice President, respectively. Prior to this Mr. Northup served as Senior Vice President of North American Operations, and Mr. Moonan served as Senior Vice President, General Counsel and Secretary. The Office of the Chief Executive is comprised of Messrs. Macricostas, Yomazzo, Northup and Moonan, each of who performs certain executive management functions.

(3) Mr. Northup has served as President since January, 1999 and prior to that, he was not an executive officer of the Company. Therefore, amounts paid to Mr. Northup prior to fiscal 1999 are not reported in the above table.

STOCK OPTIONS

     The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company as well as other employees of the Company. The Company's stock option plans do not provide for the issuance of stock appreciation rights. The following table sets forth certain information with respect to (i) options granted to the Named Executives during the 1999 fiscal year, and (ii) the value of such options at assumed annual rates of stock price appreciation.

                    OPTION GRANTS IN LAST FISCAL YEAR

:-----------------------------------------------:------------------------:
:                                               :  Potential Realizable  :
:                                               :Value at Assumed Annual :
:            Individual Grants                  :  Rates of Stock Price  :
:                                               :Appreciation for Option :
:                                               :       Term (a)         :
:------------------------------------------------------------------------:

:------------:------------:-------------:----------:--------:------------:
:            :            :             :          :        :            :
:Name        :Number of   :% of Total   :Exercise  :Expira- :  5% / 10%  :
:            :Securities  :Options      :or Base   :tion    :     $      :
:            :Underlying  :Granted      :Price     :Date    :            :
:            :Options     :to Employees :($/Share) :        :            :
:            :Granted     :in Fiscal    :          :        :            :
:            :            :Year         :          :        :            :
:            :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:
:Constantine :     0      :     N/A     :    N/A   :   N/A  :    N/A     :
:Macricostas :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:
:            :            :             :          :        :            :
:Michael J.  :     0      :     N/A     :    N/A   :   N/A  :    N/A     :
:Yomazzo     :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:
:            :            :             :          :        :            :
:James R.    :     0      :     N/A     :    N/A   :   N/A  :    N/A     :
:Northup     :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:
:            :            :             :          :        :            :
:Jeffrey P.  :     0      :     N/A     :    N/A   :   N/A  :    N/A     :
:Moonan      :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:
:            :            :             :          :        :  85,490/   :
:Robert J.   :  7,500(b)  :     3.3     :  18.125  : 11-4-08:   216,649  :
:Bollo       :            :             :          :        :            :
:------------:------------:-------------:----------:--------:------------:

(a) No gain to the optionees is possible without appreciation in the price of the Common Stock which will benefit all shareholders. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and, therefore, are not intended to forecast possible future appreciation of the Common Stock price or to establish any present value of the options.

(b) The option granted to Mr. Bollo was granted at an exercise price equal to the market price of the Common Stock on the date of grant and vests over four years in four equal annual installments. The Board of Directors may accelerate the vesting of the option if the Company merges or consolidates with another company or sells substantially all of its assets.

           The following table sets forth certain information with respect to options exercised during the 1999 fiscal year by the Named Executives and the value of options held by the Named Executives on October 31, 1999.

             Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values

-------------------------------------------------------------------------
:            :          :           :   Number of     :   Value of      :
:            :          :           :   Securities    :  Unexercised    :
:            :          :           :   Underlying    : In-the-Money    :
:            :          :           :   Unexercised   :   Options at    :
:            :  Shares  :           :   Options  at   : Fiscal Year End :
:            : Acquired :           : Fiscal Year End :       ($)       :
:            :    on    :  Value    :-----------------:-----------------:
:            : Exercise : Realized  : Exercisable /   : Exercisable /   :
:     Name   :   (#)    :   ($)     : Unexercisable   : Unexercisable   :
:------------:----------:-----------:-----------------:----------------:
:Constantine :          :           :                 :                 :
:Macricostas :     -0-  :    -0-    :  76,250/28,750  :  645,273/248,218:
:            :          :           :                 :                 :
:Michael J.  :     -0-  :    -0-    : 221,550/126,250 :2,445,373/184,933:
:Yomazzo     :          :           :                 :                 :
:            :          :           :                 :                 :
:James R.    :          :           :                 :                 :
:Northup     :     -0-  :    -0-    :  88,500/34,500  :1,026,870/325,861:
:            :          :           :                 :                 :
:Jeffrey P.  :          :           :                 :                 :
:Moonan      :     -0-  :    -0-    : 130,000/27,500  :2,009,390/260,170:
:            :          :           :                 :                 :
:Robert J.   :          :           :                 :                 :
:Bollo       :     -0-  :    -0-    :  56,250/16,250  :  627,128/94,930 :
:------------:----------:-----------:-----------------:-----------------:

CERTAIN AGREEMENTS
     The Company has agreed that if the employment of Messrs. Macricostas, Northup or Moonan is terminated under certain conditions, such officer will be entitled to continued salary and benefits for one year. In addition, the Company has entered into agreements providing that each of Messrs. Macricostas and Yomazzo will serve as a consultant to the Company upon their respective retirements for a period of up to three (3) years for a consulting fee of up to $175,000 per year. Messrs. Macricostas and Yomazzo are also entitled to continued benefits until age 65.

                        DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive a fee of $2,500 for each directors' meeting attended and are granted a restricted stock award of 3,000 shares per year. The restrictions on these awards lapse quarterly over the year of service period. From time to time, non-employee directors may also be granted stock options.
If Mr. Maris is elected to the Board at the Annual Meeting, he will receive an option to purchase 5,000 shares of Common Stock at an exercise price equal to the market value of the Common Stock on the date of grant, and a restricted stock award of 3,000 shares of Common Stock.

     During fiscal 1999, the Company retained Joseph A. Fiorita, Jr., a director of the Company, as a consultant to perform certain accounting and tax services. Fees paid to Mr. Fiorita in this capacity aggregated $36,000.
                     COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee of the Board of Directors (the
"Committee") was established during fiscal 1992 and is responsible for the establishment of executive compensation and administration of the Company's stock plans.

     The Committee's philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company's compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company's shareholders. The Committee uses three components to achieve these goals: base salary, bonuses and stock-based awards.

     The Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. Bonuses, if any, are dependent upon an evaluation of the Company's performance and achievement of its financial and other goals during the relevant period, and the achievement of specific goals of each executive officer. Stock options and restricted stock awards, which the Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

     In establishing compensation levels for the executive officers of the Company, including the Named Executives, the Committee in 1992 considered compensation at companies in the electronics industries with similar levels of sales and capital. The companies considered were not necessarily the same as those included in the performance chart below due to the difference in the size of the companies considered. The Committee adjusted executive compensation in connection with this review. Generally, the Committee believes that its expectation of performance of the Company and its executive officers should allow executive compensation to fall within the median to 75th percentile of compensation of this comparison group. Since 1992, except as discussed below for the 1999 fiscal year, salary adjustments for the executive officers have been in accordance with the salary adjustment budgets for the Company's other employees. The Committee believes that its three-part approach provides reasonable compensation to the executives which is aligned with the Company's needs and results and balances both short and long-term goals.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's ability to deduct certain compensation (in excess of $1,000,000 per year) paid to the Named Executives unless certain formal requirements are satisfied. The Committee believes, however, that its ability to subjectively evaluate executive officer performance is an important part of its function and its ability to provide incentives. Additionally, compensation paid to the Named Executives has historically not exceeded deductibility limits under
Section 162(m). Accordingly, the Committee has not required that all compensation programs comply with Section 162(m), although the Committee considers compliance in establishing individual compensation components.


1999 EXECUTIVE COMPENSATION

     The Committee considered the factors discussed above in determining executive compensation for the 1999 fiscal year. However, during the 1999 fiscal year, the Committee revised the compensation paid to the Named Executives due to (i) the Company's anticipated financial results for the 1999 fiscal year, and (ii) the Board's creation of the Office of the Chief Executive (the "Office"), effective January 1, 1999.

     Given the Company's expectations for fiscal 1999, and in order to communicate a message to all employees, the Committee requested, and the Named Executives agreed to, a reduction in salary. Effective November 23, 1998, each of the Named Executive's salary was reduced by 10%, except for Mr. Bollo, whose salary was reduced by 5%. The salary reductions were rescinded effective April 12, 1999, as an upturn in the semiconductor industry appeared to be underway.

     The Office is comprised of Constantine S. Macricostas, Michael J. Yomazzo, James R. Northup and Jeffrey P. Moonan. The Office was created to provide, over a period of time, a transition of executive management duties to Messrs. Northup and Moonan. In connection with creating the Office, Messrs. Northup and Moonan were promoted to President and Executive Vice President-Finance and Administration, respectively. Mr. Yomazzo, who served as the Chief Executive Officer from August 1997 until December 31, 1998, was elected Vice Chairman, while Mr. Macricostas continued as Chairman. Consistent with the purpose of the Office, Messrs. Macricostas and Yomazzo began to focus on broader, strategic matters and initiatives, while Messrs. Northup and Moonan assumed the executive management of the day-to-day operations of the Company.

     Given the structure of the Office, since January 1, 1999, the Company has not had a "chief executive officer" by title, as the typical duties of a chief executive officer are being performed by the members of the Office during the transition period. In light of the changes in responsibilities, the Committee increased Mr. Northup's annual salary from $176,800 to $275,000, and increased Mr. Moonan's annual salary from $176,413 to $250,000, in each case to reflect the increased management functions that Messrs. Northup and Moonan assumed. As Messrs. Macricostas' and Yomazzo's day-to-day executive management duties had decreased, the Committee reduced Mr. Macricostas' annual salary to $167,500 from $295,000, and reduced Mr. Yomazzo's annual salary from $325,000 to $167,500. The increases and decreases in salaries discussed above are without reference to the November 23, 1998 salary reductions, and such reductions applied to the referenced salary rates until rescinded on April 12, 1999.

     Robert J. Bollo's base salary in 1999 was increased in accordance with the salary adjustment budgets for the Company's other employees, but was also subject to a 5% salary reduction for the period of November 23, 1998 through April 12, 1999. During the 1999 fiscal year, none of the Named Executives, except for Mr. Bollo, was granted stock options. In addition, none of the Named Executives received a bonus due to the Company's financial performance.

    Respectfully submitted,


                            Joseph A. Fiorita, Jr.
                             Walter M. Fiederowicz



                              PERFORMANCE GRAPH

     The following graph compares the yearly percentage change at October 31(a) of the indicated year in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on (i) securities traded on the NASDAQ market, and (ii) publicly-traded securities of companies which have indicated that their business falls within Standard Industrial Classification (SIC) Code 367 (Electronic Components and Accessories) (the "Peer Index"). The graph assumes that $100 was invested on October 31, 1994 in the Company's Common Stock, in NASDAQ market index and in the Peer Index, and that all dividends were reinvested. Although the Company believes this graph reflects favorably on the Company, it does not believe that the comparison is necessarily useful in determining the quality of the Company's performance or in establishing executive compensation.

         Comparison of Five-Year Cumulative Total Return Among
         Photronics, Inc., NASDAQ Over-the-Counter Securities and Publicly-Traded Companies with SIC Code 367

$600:-----------------------------------------------------------------:
    :                                                              ^  :
    :                                                                 :
    :                                                                 :
$500:-----------------------------------------------------------------:
    :                                                                 :
    :                                                                 :
    :                                                                 :
$400:-----------------------------------------------------------------:
    :                                                                 :
    :                                                              ~  :
    :                                                                 :
$300:-----------------------------------------------------------------:
    :                                     ^           ^               :
    :                                     *           *            *  :
    :                                                                 :
$200:------------------------^------------------------~---------------:
    :           ^                         ~                           :
    :           *            *                                        :
    :           ~            ~                                        :
$100:-----------------------------------------------------------------:
   1994        1995         1996         1997        1998        1999

 :-------------------------:------:------:------:------:------:------:
 :                         : 1994 : 1995 : 1996 : 1997 : 1998 : 1999 :
 :-------------------------:------:------:------:------:------:------:
 :* Photronics, Inc.       :100.00:164.05:150.15:238.43:242.60:232.87:
 :-------------------------:------:------:------:------:------:------:
 :~ NASDAQ Stock Market    :100.00:118.62:139.30: 82.56:206.42:340.72:
 :  (US) Index             :      :      :      :      :      :      :
 :-------------------------:------:------:------:------:------:------:
 :^ Publicly Traded Compan-:100.00:186.55:200.94:283.51:281.34:590.02:
 :  ies with SIC Code 367  :      :      :      :      :      :      :
 :-------------------------:------:------:------:------:------:------:


-------

(a) Commencing in fiscal 1997, the Company's formal fiscal year end is determined in accordance with a 52-week fiscal year. However, for consistency in reporting periods, a nominal year end of October 31st has been used in the presentation.

                         CERTAIN TRANSACTIONS

     The Company continues to lease a building at one of its manufacturing facilities and a contiguous parcel of land from entities controlled by Constantine S. Macricostas, the Chairman and a director of the Company. The rent paid to these entities for the fiscal year ended October 31, 1999 was approximately $135,000.

     Financing for construction of such leased building and the acquisition of certain equipment was provided through the sale of industrial development bonds issued by the Connecticut Development Authority (the "CDA"). As lessee, the Company was obligated to serve as guarantor of certain of the bonds issued by the CDA. As of October 31, 1999 there was outstanding a total of approximately $339,000 in principal amount of industrial development bonds for which the Company is a guarantor.

     The Company and Toppan Printing Co., Ltd. ("Toppan"), have engaged in numerous ongoing commercial transactions for the purchase and sale of raw materials and finished goods based upon competitive terms and conditions, including market prices. Toppan was a beneficial owner of more than 5% of the Common Stock during the 1999 fiscal year. The total amount of sales by the Company to Toppan during fiscal year 1999 aggregated $133,550, and Toppan's sales to the Company aggregated $9,171,414.

    In addition, in September, 1998, the Company agreed to purchase from Toppan one million shares of Common Stock that the Company had issued to Toppan in 1993 as partial consideration for the Company's acquisition of Toppan's photomask operations in Texas. The purchase prices of the shares ranged from $13.50 to $13.90 per share, which prices were at or below the then approximate fair market value of the Common Stock. Of these shares, 750,000 were purchased during September and December 1998 and the balance were purchased during March 1999. The purchases during fiscal year 1999 aggregated approximately $6,900,000.

    The Company believes that the terms of the transactions described above with affiliated persons were negotiated at arm's-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

                                ITEM 2
                    APPROVAL OF THE 2000 STOCK PLAN

     The Board of Directors believes that the grant of stock-based awards under the Company's existing stock plans have been worthwhile in attracting and retaining qualified personnel. However, as of January 11, 2000, there were only approximately 445,000 shares available for grants under such plans. The Board of Directors believed that this amount was inadequate for the period until the 2001 annual shareholders meeting and believed that additional shares should be authorized at the 2000 Annual Meeting. Accordingly, on January 11, 2000, the Board of
Directors adopted, subject to shareholder approval, the Photronics, Inc. 2000 Stock Plan (the "Plan"). The Board believes that the grant of stock options and restricted stock awards under the Plan will permit the Company to offer incentives to employees in order to attract and retain qualified employees. Shareholder approval at the Annual Meeting is required in order for the Plan to become effective.

     Under the Plan, grants of stock options and restricted stock awards (collectively, "Awards") may be made to employees and directors of the Company. As of the date of this proxy statement, no employee or director has been granted any Award, nor has any employee or director been specifically identified to receive an Award in the future.

     The following is a summary of the material features of the Plan and is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Annex A.

Administration

     The Plan will be administered by the Board of Directors or a committee of the Board composed of two or more directors (references below to the Board also refer to such a committee, unless otherwise stated). The Board has the authority to determine, subject to the provisions of the Plan, to which employees or directors Awards are granted, the time at which Awards are granted, the number of shares subject to Awards granted, the option exercise price per share, the period over which the Awards vest, whether options are to be ISOs or NQOs (as defined below), the period during which each option may be exercised, and the conditions that are applicable to any restricted stock award or option, including whether any option or restricted stock Award shall be subject to performance objectives. The Board may make all other determinations related to Awards under the Plan. The Board may also accelerate the vesting date of any Awards and, with the consent of the holder, cancel, modify or amend any Award; provided that the Plan prohibits a reduction of option exercise prices except in connection with adjustments related to stock splits and other changes in the capitalization of the Company.

Stock Options

     Options may be granted that are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code. Options that are not intended to qualify as ISOs (referred to as "non-qualified options" or "NQOs") may also be granted. Currently, in order to qualify as an ISO under Code Section 422, an option must, among other things (i) be granted only to an employee, (ii) be granted at an exercise price that is no less than 100% of the fair market value of the Common Stock on the date of grant (an exercise price of at least 110% of fair market value is currently required for any employee who owns stock or currently exercisable options exceeding 10% of the voting power of The Company's capital stock), and (iii) terminate no later than ten (10) years from the date of grant, or sooner upon termination of employment with the Company. The exercise price per share of each option may be paid, at the election of the optionee, in cash and/or by delivery of previously acquired Common Stock.

Restricted Stock

     Upon the grant of a restricted stock award under the Plan, a certificate representing the shares of Common Stock covered by the award will be issued in the name of the recipient of the award, after execution by the recipient of an award agreement and any other documents which the Board may require, but such certificate will be held in the custody of the Company. The shares covered by the award will be subject to the possibility of forfeiture if restrictions and conditions established by the Board at the time the award is granted are not satisfied, and such shares shall not be transferable by the recipient unless and until they are no longer subject to forfeiture.
Such restrictions and conditions may include, among other things, specified measures of the Company's financial performance or the individual recipient's performance or continuation of the recipient's employment, or combinations thereof. Restricted stock awards will not require the payment of any cash consideration by the recipient to the Company.

     During the period the shares covered by a restricted stock award are subject to forfeiture, the recipient of the award will have the rights and privileges of a shareholder as to such shares, including the right to vote the shares, but not the right to transfer or otherwise dispose of the shares or to receive dividends or distributions with respect to the shares. All dividends and distributions with respect to shares subject to forfeiture shall also be subject to the terms of the restricted stock award. If and when the restrictions and conditions established by the Board have been satisfied, the recipient will have unrestricted ownership of the shares and any dividends and distributions with respect thereto.


     Upon the grant of a restricted stock award, the Company will incur a compensation expense for financial reporting purposes with respect to the shares covered by the award in an amount equal to the fair market value of the shares at the date of grant. This expense is reported over the period during which the shares are subject to forfeiture.

Shares Available

     A maximum of one million (1,000,000) shares of Common Stock may be issued under the Plan; provided, however, that no more than (i) ten percent (10%) of such shares may be available cumulatively for grants of restricted stock, and (ii) fifteen percent (15%) of such shares may be subject to Awards granted to any individual in any calendar year. Such shares may be authorized but unissued shares, shares previously issued and reacquired by the Company, or both. Any shares subject to Awards which, for any reason, expire or are terminated or forfeited, become available again for the grant of Awards under the Plan. On February 1, 2000, the closing price of the Common Stock on the NASD National Market was $30.9 per share. In the event of a stock dividend, share distribution, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares or similar action with respect to the Common Stock, the Board shall make such adjustment to outstanding Awards and shares available for future grant in order to reflect any such event.

Termination of Awards

     To the extent exercisable on the date of termination of employment or service as a director, NQOs are exercisable until thirty (30) days after termination for any reason, except in the case of death, disability or for cause. If the holder's employment (or a director's service) is terminated due to death or disability, a NQO may only be exercised, to the extent exercisable on the date of termination, during the six (6) months after the date of such termination. All options expire immediately if termination of employment or service as a director was for cause. In no event, however, may any option ever be exercised after its term has expired. ISOs will terminate after termination of employment to the same extent as NQOs, but no later than the time periods required under Section 422 of the Code and the regulations promulgated thereunder.

     If the employment or service as a director of a recipient of a restricted stock award is terminated for any reason, other than due to death, disability or normal retirement, all of the shares which then remain subject to forfeiture shall automatically be forfeited and transferred to the Company at no cost to the Company. The Board may, if such termination is due to death, disability or normal retirement, deem that the restrictions or conditions on all or any of the shares subject to forfeiture have been met, subject to such further terms and conditions, if any, as the Board may deem appropriate.

     The Plan provides that if a recipient of an Award engages in activities which are in competition with those engaged in by the Company or other behavior contrary to the interests of the Company within one (1) year of leaving the employ of the Company, the Company may effect a forfeiture of any outstanding options and restricted stock and require such recipient to pay to the Company an amount equal to the difference between the market value of the shares acquired under Awards exercised or vested within one (1) year prior to leaving the employ of the Company after deduction for, in the case of an option, the exercise price of the options.

Transferability

     The Board may permit participants to transfer NQOs to such persons, and upon such terms and conditions as the Board may determine.
Otherwise, Awards granted under the Plan will not be transferable other than by will or the laws of descent and distribution.

Change of Control

     Upon the occurrence of a change of control of the Company (as defined in the Plan); (i) all options will automatically become exercisable, (ii) the restrictions on all shares subject to restricted stock Awards will lapse, and unrestricted certificates shall be issued to restricted stock holders; and (iii) the performance objectives set forth in any performance award shall be deemed fulfilled.

Amendment and Termination

     The Plan may be amended, suspended or terminated by the Board at any time, without the approval of shareholders or participants, provided that no such action may, without a participant's written consent, adversely affect any previously granted Award. In addition no amendment may be made without shareholder approval to the extent that, under applicable law and regulations, including Code, such amendment would disqualify options for treatment as ISOs or would disqualify Awards for treatment as "qualified performance-based compensation" within the meaning of Code Section 162(m). No grants may be made under the Plan after a date which is ten (10) years following the effective date of the Plan.

Certain Federal Income Tax Consequences

     The following is a brief summary of the principal United States Federal income tax consequences of certain transactions under the Plan, based on current United States Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

     Under the Code, no income is recognized by the recipient of a NQO at the time the option is granted, unless the NQO has a readily ascertainable fair market value. Upon exercise of a NQO, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares exercised over the aggregate option exercise price (the "Spread"). The Company will generally be entitled to a deduction equal to the Spread, subject to any limitation on deductibility imposed by Section 162(m) of the Code, as discussed below.

     When an optionee disposes of shares acquired by the exercise of a NQO, any gain or loss will generally be treated as a long-term or short-term capital gain, depending upon the holding period of the shares. The holding period for shares acquired pursuant to the exercise of a NQO begins on the date of exercise. An optionee's tax basis in shares of Common Stock acquired by exercise of a NQO will be equal to the exercise price plus the amount taxable as ordinary income.

     If an optionee pays the exercise price of an NQO in full or in part with shares of previously acquired Common Stock, such exercise will not affect the tax treatment described above. With respect to such exercise, no gain or loss generally will be recognized to the optionee upon the surrender of the previously acquired shares to the Company. The shares received upon exercise which are equal in number to the previously acquired shares tendered will have the same tax basis as the previously acquired shares surrendered to the Company, and will have a holding period for determining capital gain or loss that includes the holding period of the shares surrendered. The value of the remaining shares received by the optionee will be taxable to the optionee as compensation. The remaining shares will have a tax basis equal to the fair market value recognized by the optionee as compensation income and the holding period will commence on the exercise date. Shares tendered to pay applicable income and payroll taxes arising from such exercise will generate taxable income or loss equal to the difference between the tax basis of such shares and the amount of income and payroll taxes satisfied with such shares. Such income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares surrendered. Where the shares tendered to pay applicable income and payroll taxes arising from such exercise generate a loss equal to the difference between the tax basis of such shares and the amount on income and payroll taxes satisfied with such shares, such loss may not be currently recognizable if, within a period beginning thirty (30) days before the exercise date and ending thirty (30) days after that date, the optionee acquires or enters into a contract or option, including a reload option, to acquire additional Common Stock.

     Upon the grant or exercise of an ISO, the optionee will not recognize income, but will recognize income only when he or she subsequently disposes of the shares. However, the amount of the income not recognized is a tax preference item for the purposes of computing the alternate minimum tax.

     If the optionee disposes of the shares acquired no earlier than the later of one year from the date of exercise or two years from the date of grant of the ISO, the amount realized from the sale that exceeds the option exercise price will not be recognized by the optionee as ordinary income; rather, such amount will be taxed as a long-term capital gain. Also, the Company will not be entitled to any deduction.

     If the disposition occurs prior to the later of one year from the date of exercise or two years from the date of grant (a "Disqualifying Disposition"), the optionee will recognize ordinary income equal to the excess, if any, between (a) the fair market value of the shares on the date of exercise of the option (or, if less, the amount realized on the disposition of the shares acquired on exercise); and (b) the option exercise price. The optionee will also recognize a long-term or short-term capital gain (depending on the holding period which begins on the date of exercise) on any further gain measured by the excess, if any, between the amount received upon disposition of the shares and the fair market value of the shares on the date of exercise of the option. An optionee's tax basis in shares of Common Stock acquired by exercise of an ISO will be equal to the exercise price plus the amount taxable as ordinary income. If an optionee makes a Disqualifying Disposition, the Company will be entitled to an income tax deduction equal to the amount recognized by the employee as ordinary income.

     If an optionee pays the exercise price of an ISO in full or in part with previously acquired shares of Common Stock, the exchange will not affect the tax treatment of the exercise. Upon such exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to the Company, and the shares issued in replacement of the shares tendered to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. An optionee, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements.

     Additional shares of Common Stock will have a basis of zero and a holding period that commences on the date the Common Stock is issued to the optionee upon exercise of the ISO. If such an exercise is effected using shares of Common Stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a Disqualifying Disposition of such Common Stock if the holding periods discussed above have not been met.

     If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified option. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the Federal income tax treatment described above if it is exercised more than three (3) months following a termination of employment.

     Unless a recipient of a restricted stock award elects to be taxed at the time of grant with respect to the shares subject to the award, the recipient will not recognize income until the possibility of forfeiture lapses. When, and as the possibility of forfeiture lapses, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. A recipient of a restricted stock award may elect, within thirty (30) days following the date of grant, to recognize ordinary income at the date of the grant with respect to the shares subject to the award in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the possibility of forfeiture. The Company will be entitled to a deduction at the time ordinary income is recognized by a recipient of a restricted stock award equal to the amount so recognized. If a recipient of a restricted stock award elects to be taxed at the date of grant and the shares are subsequently forfeited, the recipient is not entitled to a deduction as a consequence of such forfeiture and the Company must recognize as ordinary income the amount it previously deducted with respect to such award. Any dividends with respect to shares subject to forfeiture pursuant to a restricted stock award granted to a recipient who has not elected to be taxed at the date of grant of the award are treated as additional compensation, taxable as ordinary income to the recipient and deductible by the Company when received by the recipient. If any election has been made to be taxed at the date of grant, the dividends represent ordinary dividend income to the recipient and are not deductible by the Company.

     To the extent that the vesting period of any options [or restricted stock awards] are accelerated on account of a proposed dissolution or liquidation of the Company, or a sale of substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, the value of the options at the time of vesting could be treated as a "parachute payment" subject to an excise tax imposed on the holder. Such consequences would only follow, however, if the total "parachute payments" (including the value of the option) were of sufficient magnitude to give rise to "excess parachute payments" as defined in the Code.

     With certain exceptions, Section 162(m) of the Code limits the deduction to the Company for compensation paid to the Covered Executives in excess of $1 million dollars per executive per taxable year. However, compensation paid to Covered Executives will not be subject to such deduction limit if it is considered "qualified performance-based compensation" (within the meaning of Section 162(m) of the Code). Awards to the Covered Executives under the Plan are intended to be qualified performance-based compensation.



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                ITEM 3
                    RATIFICATION OF APPOINTMENT OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP to serve as the independent certified public accountants for the Company for its 2000 fiscal year. Deloitte & Touche LLP has served as the Company's independent certified public accountants since July 1991. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The Board is requesting shareholders to ratify the appointment of Deloitte & Touche LLP, although such ratification is not required. If the shareholders by the affirmative vote of a majority of the Common Stock represented at the Annual Meeting do not ratify the appointment of Deloitte & Touche LLP, the selection of independent certified public accountants will be reconsidered by the Board of Directors.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                             OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual
Meeting, the persons named in the proxy will act in respect thereof in accordance with their best judgment.

               BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its officers, directors and ten percent shareholders were satisfied.

                         SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in the Company's proxy statement for the 2001 annual meeting of shareholders must be received by the Company no later than November 1, 2000 and must meet certain requirements of SEC Rule 14a-8. In addition, for shareholder proposals to be presented at the 2001 annual meeting of shareholders without inclusion in the Company's proxy statement for that year, notice of such proposal must be received by the Company no later than January 17, 2001 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal. Proposals may be mailed to Photronics, Inc. to the attention of Jeffrey P. Moonan, Secretary, 1061 East Indiantown Road, Jupiter, Florida 33477.

               SOLICITATION OF PROXIES AND COSTS THEREOF

     This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.


                                         By order of the Board of
                                                Directors



                                            Jeffrey P. Moonan
                                                Secretary


March 3, 2000

                           Appendix A

                         PHOTRONICS, INC.

                         2000 STOCK PLAN

(1)  PURPOSES OF THE PLAN
     The purposes of this 2000 Stock Plan are:

     (a) To attract and retain the best available personnel for positions of substantial responsibility both as Employees and as Outside Directors) in respect of the business of PHOTRONICS, INC., and any current subsidiary or any subsidiary which PHOTRONICS, INC. may hereafter organize or acquire;

     (b) To provide additional incentive to such personnel; and

     (c) To promote the success of the business.

(2)  DEFINITIONS
     As used herein, the following definitions shall apply:

     (a) "Award" shall mean an Option or a Restricted Stock Award.

     (b) "Board" shall mean the Board of Directors of PHOTRONICS, INC.

     (c) "Change of Control" means the occurrence of an event defined in
          Section 15 of the Plan.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) "Common Stock" shall mean the common stock of the Company.

     (f) "Company" shall mean PHOTRONICS, INC.

     (g) "Compensation Committee" shall mean a committee of the Board composed of at least two (2) members of the Board.

     (h) "Disability" shall have the meaning set forth in Section
          22(e)(3) of the Code or in any successor provision thereto.

     (i) "Employee" shall mean a regular, salaried common law employee of the Company or any of its subsidiaries or affiliates.

     (j) "Option" shall mean a stock option granted pursuant to the Plan.

     (k) "Option Agreement" shall mean the stock option agreement entered into between the Company and an Employee or Outside Director upon the grant of an Option.

     (l) "Option Price" shall mean the exercise price determined pursuant to Section 4 hereof for the Shares to be issued pursuant to any
         Option granted under the Plan.

     (m) "Optioned Stock" shall mean the stock subject to an Option or Restricted Stock Award granted pursuant to the Plan.

     (n) "Optionee" shall mean an Employee or Outside Director who receives an Option or Restricted Stock Award.

     (o) "Outside Director" shall mean a member of the Company's Board of Directors who is not also an Employee.

     (p) "Performance Award" means an Option or Restricted Stock Award which is subject to conditions which render it a performance stock award under applicable law.

     (q) "Plan" shall mean this 2000 Stock Plan.

     (r) "Restricted Stock Award" means a restricted stock award granted pursuant to the Plan.

     (s) "Restricted Stock Award Agreement" means the Restricted Stock Award Agreement entered into between the Company and an Employee or Outside Director upon the grant of a Restricted Stock Award.

     (t) "Share" shall mean a share of the Common Stock of the Company as adjusted in accordance with Section 14 of the Plan.

     (u) "10% Shareholder" shall mean an individual who at the time an Option is granted hereunder owns, within the meaning of Section 422(b)(6) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations.

(3)  STOCK SUBJECT TO THE PLAN
     Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares for which Awards may be granted under the Plan, is One Million (1,000,000) Shares of Common Stock; provided, that Awards for no more than ten percent (10%) of the Shares authorized for issuance under this Plan may be granted cumulatively pursuant to Restricted Stock Awards and Awards for no more than fifteen percent (15%) of the Shares authorized for issuance under this Plan may be granted to any one person during any one calendar year. Shares issued under the Plan may be authorized but unissued, or treasury Shares, or Shares reacquired by the Company, or any combination of the foregoing.

     If an Option should expire, be cancelled or become unexerciseable for any reason without having been exercised in full, or any Shares issued pursuant to a Restricted Stock Award are forfeited or the Restricted Stock Award is cancelled, the unexercised, cancelled or forfeited Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for the grant of other Awards under the Plan.

(4)  ADMINISTRATION OF THE PLAN
     (a) Procedure

         The Plan shall be administered by the Board or the Compensation Committee. Members of the Board who are either eligible for grants under this Plan or have been given grants under this Plan may vote on any matters affecting the administration of the Plan or the grant of any Options or Restricted Stock Awards pursuant to the Plan, except that no such member shall act upon the granting of an Option or Restricted Stock Award to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Options or Restricted Stock Awards to him.

     (b) Powers of the Board and the Committee

         Subject to the provisions of the Plan, the Board or the Compensation Committee shall have the authority:

         i) to grant to any eligible Employee or Outside Director an Option or Restricted Stock Award, which shall be conditioned on the execution by such Employee or Outside Director of an Option Agreement or Restricted Stock Award Agreement in the form approved by the Board or the Committee;

         ii) to determine the Option Price for any Shares to be issued pursuant to an Option granted under the plan, whether an Option is to be a Performance Award and the conditions applicable to such Options, the conditions applicable to any Restricted Stock Award, the Employees or Outside Directors to whom and the time or times at which Options or Restricted Stock Awards shall be granted, to determine the exercise or vesting date of Options and Restricted Stock Awards, whether the Option shall be a non-qualified or an incentive stock option (as defined in Section 422 of the Code or any successor provision thereto) and the number of Shares to be represented by each Option or Restricted Stock Award, and the term of each Option which in no event shall be more than ten (10) years from the date of the grant of the Option (five [5] years in the case of an incentive stock option granted to a 10% owner);

         iii)  to interpret the Plan;

         iv) to prescribe, amend and rescind rules and regulations relating to the Plan;

         v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, (with the consent of the holder thereof) to modify or amend each Option or Restricted Stock Award; provided, however, that in no event may the exercise price of an Option be reduced (except pursuant to Section 14) after it is issued;

         vi) to accelerate any exercise date of any Option or Restricted Stock Award except that the exercise date of any Option or Restricted Stock Award granted to any director or executive officer cannot be accelerated without such holder's consent if such acceleration would result in liability under Section 16 of the Act, or any successor provision thereto;

       vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option or Restricted Stock Award previously granted by the Board or the Compensation Committee; and

       viii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) Effect of Board's or Compensation Committee's Decision

         All decisions, determinations and interpretations of the Board or the Compensation Committee shall be final and binding on all the holders of any Awards granted under the Plan.

(5)  ELIGIBILITY
     Options and Restricted Stock Awards under the Plan may be granted only to such Employees or to such Outside Directors as the Board or the Compensation Committee shall select. An Employee or Outside Director who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards. Incentive stock options may be granted only in accordance with Section 422 of the Code, as may be amended from time to time, or any successor provision thereto, and in accordance with any applicable regulations promulgated thereunder.

(6)  TERM OF PLAN
     Subject to the provisions of Section 22 hereof, the Plan shall become effective on January 11, 2000, subject to approval by the shareholders of the Company. The Plan shall continue in effect for a term of ten (10) years thereafter, unless sooner terminated under
     Section 18 hereof.

(7)  TERM OF OPTION OR RESTRICTED STOCK AWARD
     Except as provided under Code Section 422(c)(5) with respect to a 10% Shareholder's incentive stock option and unless of shorter duration as provided in the terms of an Option or Restricted Stock Award Agreement, the term of each Option or forfeiture period for a Restricted Stock Award granted under the Plan shall be determined by the Board or the Compensation Committee but, in no event, shall it be for a period in excess of ten (10) years from the date of grant thereof.

(8)  MAXIMUM ALLOTMENT OF OPTIONS
     The aggregate fair market value (determined as of the date the Option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year under the Plan and all other plans of the Company or any parent or subsidiary of the Company shall not exceed $100,000 or such other amount as is permitted by the Code and regulations promulgated thereunder with respect to incentive stock options.

(9)  OPTION PRICE
     The Option Price for the Shares to be issued pursuant to any Option shall be as stated in the Option Agreement and shall be not less than the greater of (a) the fair market value of such Shares on date of grant of the Option as determined by the Board or the Compensation Committee (except that with respect to an incentive stock option issued to a 10% Shareholder, 110% of the fair market value or such other percentage as may be permitted by the Code and regulations promulgated thereunder), or (b) the par value of such Shares.

(10) EXERCISE OF OPTIONS
     (a) Procedure for Exercise

         Any Option shall be exercisable on such terms and conditions as are set forth in the Option Agreement. The purchase price of the Shares as to which an Option shall be exercised shall be paid in full at the time of exercise at the election of the holder of an Option:

         i)    in cash or currency of the United States of America;

         ii) by tendering to the Company shares of the Company's Common Stock, then owned by him, having a fair market value equal to the cash exercise price applicable to the purchase price of the Shares as to which an Option is being exercised; or

         iii) partly in cash and partly in shares of the Company's Common Stock valued at fair market value.

         Such fair market value shall be the closing price per share of the Common Stock as reported on the NASD National Market (or on any successor market or a market or exchange on which the Common Stock is then traded), as of the close of business on the day immediately preceding the day on which the Option is exercised. If the Common Stock is not traded on the NASD National Market or any other market or exchange, the fair market value shall be determined by the Board or the Compensation Committee, whose determination shall be final and conclusive.

         An Option shall be deemed to be exercised when:

         i) written notice of such exercise has been given to the Company in accordance with the terms of the Option
               Agreement by the person entitled to exercise the Option;

         ii) payment as described above for the Shares with respect to which the Option is exercised has been received by the Company; and

         iii) such payment is accompanied by any representations or agreements required by the terms of this Plan or the Option Agreement.

         A holder of an Option shall not have any rights to dividends or any other rights as a stockholder of the Company with respect to any shares covered by his Option until such shares shall have been issued to him as reflected by the books and records maintained by the Company's transfer agent relating to stockholders of the Company.

     (b) Termination of Employment or Director Relationship/
         Death or Disability of Optionee
          i) If, for any reason, an Optionee shall cease to be an Employee, or an Outside Director's service on the Board shall terminate, his or her right to exercise any non-qualified stock options shall cease thirty (30) days (except to the extent otherwise provided in [ii] below) after the date of such termination; provided, however, that if an Employee's employment is terminated for cause or an outside Director's service is terminated due to his or her removal for cause, said Option shall terminate immediately. The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting, or continuation of service as an Outside Director, nor shall it interfere in any way with his right or the Company's right to terminate such relationship at any time subject to the provisions of any applicable contract. An Option may be exercised under this paragraph only to the extent of the accrued right to exercise at the time of termination, and only to the extent that the Option is otherwise exercisable pursuant to the initial term provided for in the Option Agreement covering such Option.

         ii) In the event of the death or Disability of an Optionee, any non-qualified stock options which were exercisable by the Optionee on the date of his death or Disability shall remain exercisable for a period of six (6) months by the Optionee, the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance. An Option may be exercised under this paragraph only to the extent of the accrued right to exercise at the time of death or Disability, as the case may be, and only to the extent that the Option is otherwise exercisable pursuant to its initial term.

         iii) If an Employee's employment with the Company shall terminate for any reason, he or she may exercise an incentive stock option for such period after termination as provided above for non-qualified stock options, but for no longer than the maximum period after termination allowed by Code Section 422 and the regulations promulgated thereunder; provided, however, that if employment shall terminate by reason of discharge for cause, the Option shall terminate immediately upon such termination.

(11) NON-TRANSFERABILITY OF OPTIONS AND RESTRICTED STOCK AWARDS
     Except as provided below, an Option and, unless and until the shares subject to a Restricted Stock Award are no longer subject to forfeiture, shares subject to a Restricted Stock Award, may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and an Option may be exercised during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Board or the Compensation Committee may permit the transfer of non-qualified stock options by such optionees to such persons or entities, and upon such terms or conditions as the Board or Compensation Committee may determine from time to time.

(12) RESTRICTED STOCK AWARD
     The Shares subject to a Restricted Stock Award shall be issued in the name of the recipient as soon as reasonably practicable after the date of grant of the Restricted Stock Award (and after the recipient has executed a Restricted Stock Award Agreement and any other documents which the Board or the Compensation Committee, in its absolute discretion, may require) without the requirement for payment of any cash consideration by such recipient, but shall be held by the Company until all risk of forfeiture shall have lapsed. Any certificate representing such Shares may bear such restrictive legend, if any, as the Board or the Compensation Committee may determine. Shares issued pursuant to Restricted Stock Awards shall be subject to such restrictions, terms and conditions as the Board or the Compensation Committee may establish, which may include, without limitation, the achievement of specific goals, and shall vest at such time or times as the Board or the Compensation Committee shall determine. The Board or the Compensation Committee may, in its sole discretion, make such adjustments to the goals applicable to a Restricted Stock Award as they deem necessary or advisable due to changes in criteria used for the specific goals or other factors which they deem appropriate.

     Upon issuance of the Shares subject to a Restricted Stock
     Award, the recipient shall, subject to Section II, have all the rights of a stockholder with respect to such Shares, including the right to vote such Shares, but all dividends and other distributions paid or made with respect to such Shares shall be held by the Company subject to the restrictions, terms and conditions of the Restricted Stock Award.

     As promptly as practicable after the shares of Common Stock subject to a Restricted Stock Award cease to be subject to forfeiture, the certificate representing such Shares, or a new certificate without any inapplicable restrictive legend if the original certificate bore a restrictive legend, shall be delivered to the recipient or, in the event of the death of a recipient prior to delivery, to his estate or other legally appointed personal representative.

     In the event of the termination of employment or service as an Outside Director of a recipient of a Restricted Stock Award due to death, disability or normal retirement, the Board or the Compensation Committee may, in its sole discretion, deem that the restrictions, terms and conditions of the Restricted Stock Award have been met for all or part of the Shares subject thereto, subject to such further terms and conditions, if any, as the Board or the Compensation Committee may determine.

(13) FORFEITURE OF OPTIONS AND REPAYMENT OF MARKET VALUE
     OF OPTIONS OR AWARDS
     If, at any time within one (1) year after an Optionee ceases to be an Employee or Outside Director, such Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

     (a) conduct related to such Optionee's employment for which either criminal or civil penalties against the Optionee may be sought;

     (b) violation of Company policies, including, without limitation, the Company's insider trading policy;

     (c) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company;

     (d) disclosing or mis-using any confidential information or material concerning the Company; or,

     (e) participating in a hostile takeover attempt, then:

         i) Options and Restricted Stock Awards shall terminate effective the date on which such Optionee enters into such activity, unless terminated sooner by operation of another term or condition of this Plan;

         ii) the aggregate difference between the exercise price of Options exercised within one (1) year of the date Optionee ceased to be an Employee or an Outside Director (the "Termination Date") and the closing market value of the Shares covered by such Options; and

         iii) the aggregate of the closing market value for all Shares subject to Restricted Stock Awards as to which forfeiture provision expired within one (1) year prior to the Termination Date shall be paid by the Optionee to the Company.

     By accepting any Option or Restricted Stock Award, each
     Optionee consents to a deduction from any amounts the Company owes such Optionee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed by the Company), to the extent of the amounts the Optionee owes the Company under the foregoing paragraph. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the
     full amount the Optionee owes   it, calculated as set forth above,
     each Optionee agrees to pay immediately the unpaid balance to the Company. Optionees may be released from their obligations under this Section above only by the Board of Directors or the Compensation Committee.

(14) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
     In the event there is any change in the Common Stock through the declaration of stock dividends, or through a recapitalization resulting in a stock split, or combination or exchange of Shares, or reorganization, or otherwise, the Board or the Compensation committee shall appropriately adjust the number or class of Shares covered by an Award, as well as the exercise price of Options; and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of Shares available for the grant of Awards under the Plan shall be appropriately adjusted.

     No fractional Shares of the Common Stock shall be issuable on account of any action aforesaid, and the aggregate number of shares then covered by the Award when changed as a result of such action shall be reduced to the largest number of whole shares resulting from such action unless the Board or the Compensation Committee, in its discretion, shall determine to issue scrip certificates in respect of any fractional Shares, which scrip certificates shall be in a form and have such terms and conditions as the Board or the Compensation Committee in its discretion shall prescribe.

(15) CHANGE OF CONTROL
     (a) For purposes of this Plan, a Change of Control shall occur if there shall occur:

         i) (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company entitled to vote in the election of directors of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of such stock of the Company immediately prior to the merger have the same proportionate ownership of common stock entitled to vote in the election of directors of the surviving corporation immediately after the merger as immediately before, or
               (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

     (b) Notwithstanding any provisions in this Plan to the contrary:

         i) Each outstanding Option granted under the Plan shall become immediately exercisable in full for the aggregate number of shares covered thereby upon the occurrence of a Change of Control described in this Section 15 and shall continue to be exercisable in full provided, however, that no Option shall be exercisable beyond the expiration date of its original term.

         ii) The restrictions applicable to shares of a Restricted Stock Award shall lapse upon the occurrence of a Change of Control, and the holder thereof shall be entitled to receive, and the Company shall issue, immediately after the date of the Change of Control, unrestricted certificates for all of such shares.

         iii) If a Change of Control occurs during the course of a performance period applicable to a Performance Award, the holder of such Performance Award shall be deemed to have satisfied the performance objectives effective on the date of such occurrence. Options granted pursuant to performance Awards shall immediately vest and be treated as set forth in subsection (b)(i) above, and the restrictions applicable to any Restricted Stock Award shall lapse and shall be treated as set forth in subsection (b)(ii) above immediately following the occurrence of such Change of Control.

         iv) In the event of a Change of Control, no amendment, suspension or termination of the Plan thereafter shall impair or reduce the rights of any person with respect to any award made under the Plan

(16) WITHHOLDING TAX
     The Company may make such provisions (including accepting shares as payment or reducing the number of Shares to be issued) as it may deem appropriate for the withholding of any taxes which the Company determines it is required to withhold in connection with the grant or exercise of any Award or the disposition of any Common Stock acquired pursuant to the exercise of an Option or Restricted Stock Award. If an Optionee who exercises all or part of an Option subsequently disposes of Common Stock in a "disqualifying disposition" described under Code Section 422(c)(2), such Optionee shall so notify the Company, forward such information as is thereby requested by the Company and, if so requested by the Company, pay to the Company such dollar amounts as are necessary to satisfy the Company's tax withholding obligations resulting from such disposition.

(17) TIME OF GRANTING OPTIONS
     The date of grant of an Award under the Plan shall for all purposes be the date on which the Board or Compensation Committee makes the determination granting such Award. Notice of the determination shall be given to the Optionee within a reasonable time after the date of such grant.

(18) AMENDMENT AND TERMINATION OF THE PLAN
     (a) Amendment
         The Board, without approval of the shareholders, may amend the Plan from time to time in such respects as the Board may deem advisable except that the Board may not, without the approval of the shareholders, amend the Plan to the extent that such amendment would require shareholder approval under the Code in order for Options to be granted as incentive stock options or in order for Awards to be considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

     (b) Termination
         The Board, without approval of the shareholders, may at any time suspend or terminate the Plan.

     (c) Effect of Amendment or Termination
         Any such amendment or termination of the Plan shall not adversely affect Awards previously granted.

(19) CONDITIONS UPON ISSUANCE OF SHARES
     Shares shall not be issued with respect to an Award granted under the Plan unless the exercise of such Option or termination of the forfeiture period for such Restricted Stock Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Act, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the Shares may then be listed, and applicable state securities laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is necessary or desirable under any of the aforementioned relevant provisions of law.

(20) RESERVATION OF SHARES
     During the terms of this Plan, the Company will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

     Inability of the Company to obtain from any regulatory body having jurisdiction such authority as is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such shares as to which such requisite authority shall not have been obtained.

(21) GOVERNING LAW
     The Plan and the rights of all persons hereunder shall be governed by the laws of the State of Connecticut, without regard to principles of conflict of laws.

(22) MISCELLANEOUS
     Participation under the Plan shall not affect eligibility for any profit-sharing, bonus, insurance, pension, or other extra compensation plan which the Company or any subsidiary may at any time adopt for employees, except to the extent that any law or regulation governing any such plan so provides. By acceptance of an Award under the Plan, each employee shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received pursuant thereto is special incentive compensation and will not be taken into account as "wages", "salary" or "compensation" in determining the amount of any payment under any pension, retirement, incentive, profit-sharing, employee stock purchase or deferred compensation plan of the Company or any subsidiary.

(23) SHAREHOLDERS' APPROVAL
     The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at a duly held shareholders' meeting within twelve (12) months before or after adoption of the Plan by the Board and any Award, granted hereunder prior to such approval shall be conditioned thereon.

                              P R O X Y
                             ___________

                            Photronics, Inc.

                  2000 Annual Meeting of Shareholders

                            April 4, 2000
          ___________________________________________________


The undersigned hereby appoints Constantine S. Macricostas, Michael J. Yomazzo and Jeffrey P. Moonan, or any one or more of them acting in the absence of the others, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or any of them to vote, as designated below, all shares of common stock of Photronics, Inc., which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Shareholders of Photronics, Inc. to be held at 10:00 a.m. on April 4, 2000 at The Inn at Ethan Allen, 21 Lake Avenue Extension, Danbury, Connecticut, and at any adjournments or postponements thereof.

1)  To elect the following five (5) persons as directors:

    Walter M. Fiederowicz       Constantine S. Macricostas
    Joseph A. Fiorita, Jr.      Willem D. Maris
                                Michael J. Yomazzo


    ___ FOR all nominees listed above (except as marked to the contrary below).

    ___  Withhold authority to vote for all nominees listed above.

      INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below:

      _______________________________________________________________________

2) To approve the Photronics,Inc. 2000 Stock Plan.


    ___  FOR                  ___  AGAINST             ___  ABSTAIN


3) To ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the 2000 fiscal year.


    ___  FOR                  ___  AGAINST             ___  ABSTAIN


4) In their discretion, such other business as may properly come before the meeting or any adjournments or postponements thereof.


            (Please date and sign proxy card on other side)

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The shares represented by this proxy will be voted (or not voted) on Items 1, 2, and 3 as directed by the shareholder, but if no direction is indicated, will be voted FOR each Item. The Board of Directors recommends a vote FOR each of the Items.

Please sign as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


____________________________________________________________________
                             Signature(s)

____________________________________________________________________
                             Signature(s)

Dated:____________________ , 2000

Please mark, sign, date and return this proxy card using the enclosed envelope.